Exhibit 16.2


                     Simon Krowitz Bolin & Associates, P.A.
                          Certified Public Accountants
                         11300 Rockville Pike, Suite 800
                               Rockville, MD 20852




                                                              December 6, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      Level Jump Financial Group, Inc. - File Number 1-12023
         ------------------------------------------------------


Ladies and Gentlemen:

We have been furnished with a copy of the amended response to Item 4 of the Form 8-K for the event that occurred on December 6, 2001 to be filed by our former client, Level Jump Financial Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours very truly,



 /S/ Simon Krowitz Bolin & Associates, P.A.
Simon Krowitz Bolin & Associates, P.A.